PLAN AND AGREEMENT OF MERGER


     THIS PLAN AND AGREEMENT OF MERGER (hereinafter referred to as this "Agreement") dated as of April 17, 2000, is made and entered into by and between Light Management Group, Inc., a Nevada Corporation ("LMGR") and Laser Show Systems Investments, LTD, a United Kingdom company ("LSS").

                      W-I-T-N-E-S-S-E-T-H:

     WHEREAS, LMGR is a corporation organized and existing under the laws of the State of Nevada and is a public reporting corporation; and

     WHEREAS, LSS is a private corporation and existing under the laws of the United Kingdom;

     NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that LSS shall be merged into LMGR (the "Merger") upon the terms and conditions hereinafter set forth.

                           ARTICLE I
                             Merger

     On April 17, 2000, or as soon as practicable thereafter (the "Effective Date"); LSS shall be merged into LMGR, the separate existence of LSS shall cease and LMGR shall continue to exist under the name of "Light Management Group, Inc." by virtue of, and shall be governed by, the laws of the State of Nevada. The address of the registered office of LMGR shall be Suite 301, 3060 Mainway Drive, Burlington, Ontario Canada, L7M 1A3.

                           ARTICLE II
              Certificate of Incorporation of LMGR

     The Certificate of Incorporation of LMGR as in effect on the date hereof shall be the Certificate of Incorporation of LSS on the Effective Date without change unless and until amended in accordance with applicable law.

                          ARTICLE III
                         Bylaws of LMGR

     The Bylaws of LMGR shall be in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

                           ARTICLE IV
      Effect of Merger on Stock of Constituent Corporation

     4.01 On the Effective Date, (i) all outstanding shares (which is a single share) of LSS common stock ("LSS Common Stock") shall be converted into One Hundred Forty-Seven Thousand Six Hundred (147,600) shares of LMGR stock, ("LMGR Stock"). Any outstanding shares of LSS Common Stock shall be retired and canceled. LSS shall deliver all stock certificates, plus all minutes and other books and records of LSS to LMGR. The 147,600 shares of LMGR shall consist of Fifty Thousand (50,000) shares issued without restrictive legends, and 97,600 shares issued with restrictive legends.

     4.02 (a) LMGR shall act as exchange agent in the Merger.

       (b) Prior to, or as soon as practicable, after the Effective Date, LMGR shall mail to each person who was, at the time of mailing or at the Effective Date, a holder of record of issued and outstanding LSS Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which immediately prior to the Effective Date represented issued and outstanding shares of LSS Common Stock ("LSS Certificates"), in exchange for certificates representing LMGR Stock. Upon surrender of a LSS Certificate for cancellation to LMGR, together with a duly executed letter of transmittal, the holder of such LSS Certificate shall subject to paragraph (f) of this section 4.02 and shall be entitled to receive in exchange thereof certificates representing that number of shares of LMGR Stock into which LSS Common Stock therefore represented by the LSS Certificate so surrendered shall have been converted pursuant to the provisions of this
Article IV; and the LSS Certificate so surrendered shall forthwith be canceled. A holder of shares LSS stock shall be defined as beneficial owners of the outstanding share of LSS.

       (c) It is further understood that at the time of the said merger and conversion of shares, a single share of LSS stock is outstanding. In the event, the number of shares of LSS outstanding at the time of signing of this agreement exceeds one, this agreement will be considered null and void.

       (d) No dividends or other distributions declared after the Effective Date with respect to LMGR Stock and payable to holders of record thereof after the Effective Date shall be paid to the holder of any un-surrendered LSS Certificate with respect to LMGR Stock which by virtue of the Merger are represented thereby, nor shall such holder be entitled to exercise any right as a holder of LMGR Stock until such holder shall surrender such LSS Certificate. Subject to the effect, if any, of applicable laws, and except as otherwise provided in paragraph (f) of this Section 4.02, after the subsequent surrender and exchange of a LSS Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable prior to such surrender and exchange with respect to LMGR Stock represented by such LSS Certificate.

       (e) After the Effective Date, there shall be no further registration of transfers on the stock transfer books of LSS of the Shares of LSS Common Stock, or of any other shares of stock of LSS, which were outstanding immediately prior to the Effective Date. If, after the Effective Date certificates representing such shares are presented to LSS they shall be canceled.

       (f) No certificates or scrip representing fractional shares LMGR shall be issued upon the surrender for exchange of LSS Certificates. In lieu thereof, the Exchange Agent shall issue to each holder of LSS Common Stock a whole share of LMGR Stock.

                           ARTICLE V
        Corporate Existence, LSS  and Liabilities of LSS

     5.01 On the Effective Date the separate existence of LSS shall cease. LSS shall be merged with and into LMGR in accordance with the provisions of this Agreement. Thereafter, LMGR shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement and all and singular; the rights, privileges, powers and franchises of LSS and LMGR, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in LMGR; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter and effectually the property of LMGR, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in LSS and LMGR or either of them, shall not revert to or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities, shall thenceforth attach to LMGR, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     5.02 LSS agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments in order to vest in and confirm to LMGR title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of LSS and otherwise to carry out the intent and purposes of this Agreement.

     5.03 LSS represents and warrants that it has disclosed directly or indirectly all existing and known future debts and liabilities of LSS to LMGR, whether direct or contingent, disputed or undisputed, including, but not limited to all liabilities to federal, state and local governmental authorities, trade creditors, and the like.

                           ARTICLE VI
                 Officers and Directors of LMGR

     6.01 Upon the Effective Date, the officers and directors of LSS shall be replaced by the officers and directors of LMGR in office at such date, and such persons shall hold office in accordance with the Bylaws of LMGR or until their respective successors shall have been appointed or elected.

                          ARTICLE VII
      Approval by Shareholders; Amendment; Effective Date

     7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders of LSS in accordance with applicable United Kingdom law and are subject to approval by the requisite vote of the board of directors of LMGR in accordance with applicable Nevada law. As promptly as practicable after approval of this Agreement by shareholders and directors in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and/or a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Nevada and the appropriate British authority, respectively, in accordance with the laws of the State of Nevada and of the United Kingdom respectively. The Effective Date of the Merger shall be the date on which the Merger becomes effective under the laws of Nevada.

     7.02 The Boards of Directors of LSS and LMGR may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the merger by the shareholders of LSS shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the LSS Common Stock (2) alter or change any term of the Certificate of Incorporation of LMGR, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of LSS Common Stock.

                          ARTICLE VIII
                         Miscellaneous

     8.01 In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

     8.02 97,600 shares of LMGR delivered at the Effective Date shall carry legends which will restrict the sale of said shares for times and upon conditions that are subject to federal and states securities laws. Said stock can only be sold if, in the opinion of LMGR's counsel, such a sale will not
violate and federal or state securities law.   LMGR shall deliver that portion
of the common stock provided in this Agreement to LSS that does not carry restrictive legends, however, if the holder of said stock is an officer, director or 'control person' of LMGR, as defined under federal securities laws, the stock held or controlled by said individual can only be sold if, in the opinion of LMGR's counsel, such a sale will not violate and federal or state securities law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.


                 LIGHT MANAGEMENT GROUP,  INC.
                 A Nevada Corporation




                    By:/s/ Don Iwacha
                 Don Iwacha, President


                 LASER SHOW SYSTEMS INVESTMENTS, LTD
                 A United Kingdom Company





                 By:/s/ Arkadi Rozenchtein
                 President & CEO